UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2006

HELIX BIOMEDIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	033-20897-D	91-2099117

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)
22122 20th Avenue S.E., Suite 148
Bothell, Washington 98021
(425) 402-8400
(Address and telephone number of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On May 18, 2006, the Board of Directors of Helix BioMedix, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Company’s Board of Directors and in accordance with the Company’s established director compensation policy, granted to each of Weston Anson and David M. O’Connor non-qualified stock options to purchase up to 25,000 shares of the Company’s Common Stock pursuant to the Company’s 2000 Stock Option Plan at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant, which options shall be fully vested as of the date of grant.
On May 18, 2006, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved salary increases for each of the following executive officers of the Company:

Adjusted
Name and Title	Annual Salary
R. Stephen Beatty – President and Chief Executive Officer	$340,000
Dr. Timothy J. Falla – Vice President and Chief Scientific Officer	$240,000
David H. Kirske – Vice President and Chief Financial Officer	$180,000
David Drajeske – Vice President of Business Development	$180,000
The aforementioned salary increases had been considered and approved by the Compensation Committee in August 2005 in connection with the Committee’s mid-year executive compensation review process but were subject to consummation of the Company’s pending financing activities, which were concluded in March 2006, and thus the salary increases were effected retroactive to July 1, 2005.
Item 3.02 Unregistered Sales of Equity Securities.
On May 18, 2006, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved the grant and issuance to a consultant of a warrant to purchase up to 25,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. The warrant is exercisable upon the achievement of certain milestones and expires in May 2011. This issuance was exempt from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX BIOMEDIX, INC.
Dated: May 23, 2006	By:	/s/ R. Stephen Beatty
R. Stephen Beatty
President and Chief Executive Officer